SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), dated as of November 5, 2008, by and between ELITE PHARMACEUTICALS, INC. (the “Company”), and BERNARD J. BERK (“Executive”).

BACKGROUND

      WHEREAS, Executive is presently employed by the Company as its President, Chief Executive Officer and Chairman; and

      WHEREAS, Executive has elected to resign as of the Separation Date (as defined below) and , as a result of the acceptance of Executive’s resignation and, in connection therewith, the Company has agreed to provide certain benefits to Executive in consideration of Executive’s execution and performance of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

      1.   Termination of Employment. Executive acknowledges that his employment with the Company shall terminate as of, and that his work-through date with the Company is the close of business on November 5, 2008 (the “Separation Date”). Executive acknowledges that all expenses to which he may be entitled to reimbursement, with the exception of not more than two thousand five hundred dollars ($2,500) in expenses to be submitted along with appropriate documentation (including a valid business purpose) within thirty days hereof, have been reimbursed. Effective as of the Separation Date, Executive resigns as the Company’s Chief Executive Officer and President and also resigns as the Chairman of the Board and as a member thereof.

      2.   Employment Agreement. Executive acknowledges and hereby waives his entitlement to certain notice and payment provisions upon termination under his Second Amended and Restated Employment Agreement, dated November 13, 2006, by and between Executive and the Company, as amended (the “Employment Agreement”). Executive and the Company hereby additionally waive all obligations to one another set forth in the Employment Agreement, except as set out specifically herein. Without limiting the generality of the foregoing, Executive further acknowledges that, other than as set forth herein, there are no payment amounts outstanding to Executive under the Employment Agreement.

      3.   Severance Benefits.

           (a)   The Company shall pay to Executive a severance payment of Thirty-Four Thousand Dollars (US$34,000) less all applicable payroll or withholding taxes (the “Severance Amount”).

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           (b)   Prior to any payment of the Severance Amount to Executive, the Executive shall provide to the Company on or before November 20, 2008, expense reports (on the standard Company form) for any and all expenses identified by the Company on or before the Separation Date and previously reimbursed to Executive for which the Company has not received sufficient documentation to substantiate such expense prior to the Separation Date and for which the Company has determined that Executive has not demonstrated a valid business purpose (including, without limitation, all reimbursements to Executive, or on Executive’s behalf, relating to (x) Executive’s Platinum Plus for Business credit card (accounts bearing the last four digits: 8620 and 6351) and (y) to providers of life insurance policies for the benefit of Executive above the pre-existing one million dollar policy) (collectively, the “Reimbursed Expenses”). The Severance Amount shall not be paid to Executive until the Executive has provided expense reports and such other documentation as may be available for the Reimbursed Expenses. To the extent that the Company determines, after a good faith review of the expenses reports provided by the Executive, that any of the Reimbursed Expenses do not constitute valid business expenses in compliance with the Registrant’s expense reimbursement policy, Executive shall have the right to contest the Company’s determination as to all or any portion of the Reimbursed Expenses before an independent accounting firm selected by the Company and reasonably acceptable to the Executive. The determination of such independent accounting firm shall be binding upon both the Company and the Executive as to all disputed expenses.

           (c)   Upon the determination by the Company (and, if applicable, the independent accounting firm) as to which Reimbursed Expenses do not constitute valid business expenses, the Company shall provide to Executive, on form 1099, as additional income for taxation purposes, an amount equal to the aggregate amount of such Reimbursed Expenses so determined as not constituting valid business expenses in compliance with the Registrant’s expense reimbursement policy, and Executive shall be responsible for the payment of all applicable taxes due upon such additional income (the “Additional Income Amount”). Executive agrees to indemnify and hold harmless the Company from all Claims asserted against the Company arising out of, resulting from or in connection with the Executive’s failure to pay all taxes upon the Additional Income Amount up to the amount of such taxes that would have been due, exclusive of penalties and interest.

      4.   Covenants, Representations and Warranties of the Parties.

           (a)   The Company and Executive each represent and warrant to the other (as to itself) that (i) the party has full authority and capacity to enter into and perform the party’s obligations under this Agreement (having obtained all requisite corporate, company and/or governmental approvals), (ii) this Agreement has been fully authorized, executed and delivered by the party and that the party has full legal right, power and authority to enter into and perform this Agreement, which constitutes a valid and binding agreement between the parties, enforceable against the party in accordance with its terms, (iii) there are no agreements between the party and any third party that conflict with this Agreement; and (iv) no consent or approval of any third party, court or governmental agency is required in connection with the party’s execution and performance of this Agreement.

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           (b)    Executive represents, warrants, acknowledges and agrees that (i) Executive shall have no authority to bind the Company or to negotiate on the Company’s behalf after his resignation hereunder, (ii) Executive shall not, with respect to the Company and/or its assets, participate in any meeting, initiate or participate on any call, undertake any negotiation or make any representation regarding the Company, without the prior consent of the Company, in its sole discretion after a good faith discussion with Executive and (iii) to the extent the Company determines in good faith after discussion with the Executive that Executive shall not continue or initiate contact with any third party on behalf of the Company, Executive shall be refrain from such contact on the Company’s behalf. Executive agrees to refrain from taking any action which may be likely to result in a violation of the agreements set forth in this Section 4(b).

           (c)   Each of Executive and the Company represents and warrants to the other that there is no source of funding, strategic partner or potential Strategic Transaction known to such party or, in the case of the Company, any member of the Board or Officer of the Company, that has not been disclosed to the other party.

           (d)   Notwithstanding anything to the contrary herein, Executive acknowledges that (x) all vested grants of options to purchase common stock, par value $0.01 per share (the “Common Stock”) of the Company shall remain vested and exercisable by Executive in accordance with their terms, and (y) all unvested grants of options to purchase Common Stock (including those grants provided for under Sections 3(e) and 3(f) of the Employment Agreement) shall terminate as of the Separation Date. Executive acknowledges that as to certain vested options to purchase Common Stock, Executive has 90 days following the Separation Date in which to exercise such vested options.

     5.   General Release of Claims and Covenants Not to Sue.

          (a)   Executive for himself and his respective administrators, executors, agents, beneficiaries and assigns, does hereby waive, release and forever discharge the Company (as hereinafter defined for the purposes of this Section 5) of and from any and all Claims (as defined below). Executive agrees not to file a lawsuit to assert any such Claim. This release covers all Claims arising from the beginning of time up to and including the date of this Agreement, but does not cover Claims relating to the validity or enforcement of this Agreement or claims arising out of the Company’s indemnification or insurance obligations or such surviving obligations under the Employment Agreement as are explicitly set out herein. In addition, Executive irrevocably and unconditionally releases, forever discharges, and agrees to indemnify and hold harmless the Company from all Claims Executive believes or, at a later date may believe, he has against the Company for any actions arising out of Executive’s employment with or separation from the Company from the beginning of time up to and including the date of this Agreement, whether known or unknown as of the date of this Agreement.

           (b)   The Company for itself and its respective officers, directors, employees, affiliates, agents, beneficiaries and assigns, does hereby waive, release and forever discharge Executive of and from any and all Claims, known or which should have been known, based upon reasonable investigation, by the Company as of the Separation Date. The Company agrees not to file a lawsuit to assert any such Claim. This release covers all Claims arising from the beginning

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of time up to and including the date of this Agreement, but does not cover Claims relating to the validity or enforcement of this Agreement, the Executive’s indemnification obligations as are explicitly set out herein or the surviving provisions of the Employment Agreement as explicitly set out herein. In addition, the Company irrevocably and unconditionally releases, forever discharges, and agrees to indemnify and hold harmless the Executive from all Claims the Company believes or, at a later date may believe, it has against the Executive for any actions arising out of Executive’s employment with or separation from the Company from the beginning of time up to and including the date of this Agreement, whether known or which should have been known, based upon reasonable investigation, by the Company as of the date of this Agreement.

          (c)   Definition of “Claims”.

           (i) For purposes of this Agreement, “Claims” includes without limitation all actions or demands of any kind that the releasing party now has, or may have or claim to have in the future arising out of occurrences on or before the date of this Agreement. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

            (ii) The nature of Claims covered by this release and covenant not to sue includes, without limitation, all actions or demands in any way based on Executive’s employment with Company, the terms and conditions of such employment, or the termination of such employment. More specifically, all of the following are included in the types of Claims that will be barred by this release and covenant not to sue: (i) contract claims (whether express or implied), (ii) tort claims (such as for defamation or emotional distress), (iii) claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind, (iii) claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap or disability, national origin, or any other legally protected class, (iv) claims under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Workers Adjustment and Retraining Notification Act, the New York State Human Rights Law (Article 15 of the New York State Executive Law), the New York City Human Rights Law (Title I, Chapter B of the Administrative Code of the City of New York), or any other federal, state or local statute or ordinance, (v) claims under Executive Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws; and (vi) claims for wrongful discharge.

           (d)   Definition of “Company”. For purposes of this Section 5, “Company” includes, without limitation, Elite Pharmaceuticals, Inc., and its past, present and future parents, Affiliates (as defined below), subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts and each of their respective past, present and future directors, officers,

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partners, shareholders, members, managers, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees.

           (e)   Definition of “Affiliate”. For purposes of this Agreement, “Affiliate” (and its derivations) shall mean, with respect to any person, any other person who controls, is controlled by or is under common control with such person. For purposes of the definition of Affiliate, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

           (f)   Acknowledgment of Scope of Release. Executive and the Company declare and agree that any Claims they may have incurred or sustained may not be fully known to them and may be more numerous and more serious than they now believe or expects. Further, in entering into this Agreement, Executive and the Company rely wholly upon their own judgments of the future development, progress and result of said Claims, both known and unknown, and acknowledge that they have not been influenced to any extent whatsoever in the making of this Agreement by any representations or statements regarding said Claims made by individuals or entities other than as specifically set out herein.. Executive and the Company further acknowledge that they accept the terms herein in full settlement and satisfaction of all such Claims.

     6.   Restrictive Covenants of Executive and the Company.

           (a)   Employment Agreement. Executive and the Company acknowledge that all of their respective obligations under the Employment Agreement are hereby terminated except as set forth explicitly herein. Notwithstanding the foregoing: (i) Executive specifically agrees that his obligations under Sections 6(b), 6(c) and 6(d) of the Employment Agreement (“Other Duties of Executive During and After Term”) shall survive the termination of the Settlement Agreement; and (ii) the Company specifically agrees that its obligations under Section 7 of the Employment Agreement (“Indemnification”) relating to indemnification of the Executive in various capacities for action through the date of this Agreement shall survive the termination of the Settlement Agreement. Executive and the Company agree that they will continue to be bound by and shall abide by such provisions.

          (b)   Confidentiality.

          (i) Executive acknowledges and agrees that, during his employment with the Company, he had access to Proprietary Information (as defined below) and that the Proprietary Information is the exclusive property of the Company or the party that disclosed or delivered such information to the Company. Executive agrees not to use the Proprietary Information, directly or indirectly, and agrees that he will promptly notify the Company of any unauthorized disclosure of Proprietary Information. Specifically, Executive agrees that all Proprietary Information or inventions developed as a direct result of his efforts on behalf of the Company during his employment with the Company remain the exclusive property of the Company, and that Executive has no ownership interest therein. For purposes of this Agreement, “Proprietary Information” means all of the following information and material, whether or not reduced to

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writing and whether or not patentable, that Executive, during his employment with the Company, had access to or developed, in whole or in part, as a direct or indirect result of either his efforts on behalf of the Company or through the use of any of the Company’s facilities or resources: (i) computer software, including without limitation all source and object code, flow charts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals; (ii) production processes, collection and receivable management processes, procedures and techniques, marketing techniques, licensing or sales policies, financial information, employee names and job descriptions, customer and prospective customer names and requirements, data and other information or materials relating to the manner in which the customer, prospective customer or the Company do business, all of the foregoing items in this subparagraph (ii) only to the extent they are proprietary, confidential and not known to the public or industry; (iii) patents, patent applications, trademarks, trademark applications and any other intellectual property rights and discoveries, concepts and ideas (including but not limited to the nature and results of research and development activities), processes, formulae, techniques, “know-how”, designs, drawings and specifications, information relating to products, proposed products, agreements with or proprietary information of third parties, and clinical data and analysis, clinical trials, applications and communications with the United States Food and Drug Administration; (iv) any other information or materials relating to the business or activities of the Company which is not generally known to others engaged in similar business or activities; (v) all inventions and ideas which are derived from or relate to Executive’s access to, or knowledge of, any of the information or materials describe herein; (vi) any of the information or material described herein which is the proprietary, confidential property of any other person or firm which has revealed or delivered such information or material to the Company pursuant to a duty of non-disclosure arising from a contractual relationship with the Company or otherwise in the course of the Company’s business. Proprietary Information shall not include any information or material of the type described herein to the extent that such information or material is or becomes publicly known or known to others in the industry through no act on Executive’s part in violation of this confidentiality provision.

           (ii) Executive and the Company (including but not limited to its Officers and Directors) further agree that they shall maintain the terms of this Agreement and the negotiations leading up to it in the STRICTEST CONFIDENCE. Neither Executive nor the Company shall not disclose or discuss any of the terms of this Agreement or the negotiations leading up to it with anyone other than: (y) for Executive, Executive’s immediate family members, accountant, the Internal Revenue Service, legal representative, or pursuant to subpoena issued as part of a legal proceeding; provided that, before disclosing the terms of this Agreement or the negotiations leading up to it to any of the foregoing, Executive shall advise the recipient regarding the existence of this confidentiality provision and obtain the agreement of the recipient to maintain the information in accordance with this provision; and (z) for the Company, as required by any obligation of disclosure arising out of any law, regulation or legal proceeding.

           (c)   Return of Corporate Property and Associated Expenses. Executive represents that he has returned or will return within a reasonable time to the Company all corporate property and copies thereof in his possession or under his custody or control, including without limitation, automobiles, corporate credit cards, identification badge, calling cards, cellular or mobile telephone, and computer equipment and software. Executive’s access to such property and facilities shall cease effective as of the Separation Date. In addition, Executive

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represents and warrants to the Company that he has returned to the Company, and has not retained copies of, all customer records, whether in print or electronic form, and Executive specifically represents and warrants to the Company that he has deleted all such information from any personal computer or other electronic storage media in his possession. Executive’s access to such property and facilities, records, and information shall cease effective as of the Separation Date.

           (d)   Non-Disparagement. The Executive agrees that he shall not, directly or indirectly, defame, disparage, make negative comments about, whether or not true, the name or reputation of the Company or any of its Affiliates, including but not limited to, any officer, director, or employee of the Company or any of its Affiliates in their capacity as such, or act in any other manner that is intended to or does damage the good will, business or personal reputations of the Company or any of its Affiliates, including but not limited to, any officer, director, or employee of the Company or any of its Affiliates in their capacity as such. The Company agrees that it and its affiliates, employees, agents officers and Directors shall not, directly or indirectly, defame, disparage, make negative comments about, whether or not true, the Executive, or act in any other manner that is intended to or does damage the good will, business or personal reputations of the Executive, other than any disclosure as may be required by law, regulation or legal proceeding. The provisions of this Section 6(d) shall survive any termination of this Agreement and the termination of the Executive’s employment with the Company.

     7.   Acknowledgements.

           (a)   Except as provided for in Sections 2, 3 and 7, the Company shall have no further obligation to Executive, including, without limitation, on account of his service as an employee of the Company.

           (b)   Executive acknowledges that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of Executive’s employment or separation therefrom, and the Company acknowledges that no action taken by the Executive hereunder shall constitute an admission by Executive that he has violated any law or legal obligation with respect to any aspect of his employment or separation therefrom.

           (c)   Executive and the Company have not instituted, assisted, or otherwise participated in connection with, any complaint, claim, charge, lawsuit, or administrative agency proceeding, or action at law or otherwise againstone another.

           (d)   Executive hereby represents that from the Separation Date onward (i) Executive has not made and will not make any representations, warranties, or commitments binding the Company and (ii) Executive has not executed and will not execute any agreement on behalf of the Company, nor did Executive or shall Executive hold himself out to have such authority.

           (e)   Upon reasonable advance written notice, during mutually agreeable time periods, and provided the foregoing shall not interfere with Executive’s then current

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employment, Executive agrees to make himself available to the Company in any pending or future governmental or regulatory investigation, civil or administrative proceeding, or arbitration, subject to any privileges that Executive may have and to his other personal and business commitments. The Company will reimburse Executive for any loss of salary and all reasonable costs and expenses incurred by Executive in connection with any such proceeding or arbitration.

           (f)   Executive hereby represents that Executive has not assigned to any person or entity any claim, including, without limitation, Claims that arose or could have arisen against the Company, or its past, present and future parents, Affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts and each of their respective past, present and future directors, officers, partners, shareholders, members, managers, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees.

           (h)   Executive acknowledges that this agreement was drafted by the Company and that he consulted with legal counsel of his choosing, at his own expense, regarding the meaning and binding effect of this Agreement and each and every term hereof prior to executing it.

           (i) Executive, intending to be legally bound hereby, certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Executive further declares that he is competent to understand the content and effect of this Agreement.

           (j) Executive acknowledges that he was given a period of 21 days within which to consider this Agreement and to the extent he executes this Agreement before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive shall have the right to cancel and revoke this Agreement during a period of 7 days following executing this Agreement, and this Agreement shall not become effective, and no payments or benefits shall be made or provided pursuant to this Agreement, until the day after the expiration of such 7-day period. The 7-day period of revocation shall commence upon Executive executing this Agreement. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of such 7-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

     8.   Headings. The headings contained in this Agreement are not part of this Agreement and are included solely for ease of reference.

     9.   Integration and Modification. Executive declares and represents that no promise or agreement has been made to him other than those expressed herein. Except as stated herein, this Agreement and the surviving provisions of the Employment Agreement, constitute the entire agreement of the parties on the subjects set out herein and supersedes all prior understandings,

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whether oral or written, between them on such subjects. Any modification of this Agreement must be made in writing and signed by all parties.

     10.   Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

     11  . Notices. All notices and other communications set forth in this Agreement are to be deemed delivered the day they are sent if sent by same day or overnight commercial service to the applicable party at the following address (or such other address for a party as may be specified by like notice):

           If to Executive:

                     Address set forth in the Records of the
                     Company as of the Date of this Agreement

           If to the Company:

                     Elite Pharmaceuticals, Inc.
                     165 Ludlow Avenue
                     Northvale, NJ 07647
                     Attention: Chief Operating Officer
                     Facsimile: (201) 750-2755

           With a copy to:

                     Reitler Brown & Rosenblatt LLC
                     800 Third Avenue, 21st floor
                     New York, NY 10022
                     Attention: Scott H. Rosenblatt, Esq.
                     Facsimile: (212) 371-5500

     12.   Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice or conflict of laws provisions). Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York in all actions or proceedings arising out of or relating to this Agreement. Each of the parties agrees that all actions or proceedings arising out of or relating to this Agreement must be litigated exclusively in any such state or federal court that sits in the City of New York, Borough of Manhattan, and accordingly, each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such litigation in any such court.

     13.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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     14.   Equitable Remedies. Executive acknowledges and agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants contained in Section 4(b) of this Agreement. Accordingly, Executive agrees that if he breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

[Remainder of page intentionally left blank. Signature page follows.]

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     IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the parties have executed this Separation Agreement and General Release of Claims as of the date first written above.

BERNARD J. BERK

ELITE PHARMACEUTICALS, INC.

By: /s/ Chris Dick
Name: Chris Dick
Title: Executive Vice President of
Corporate Development

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